EXHIBIT 99.2

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

September 10, 2007

SEARS HOLDINGS NAMES J. MILES REIDY

CHIEF FINANCIAL OFFICER

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (NASDAQ: SHLD) today announced that J. Miles Reidy will join the company as executive vice president, chief financial officer in October 2007. William C. Crowley, executive vice president, chief administrative officer and a member of Sears Holdings’ board of directors, has been serving as chief financial officer on an interim basis. Mr. Reidy will report to Mr. Crowley.

Mr. Reidy joins Sears Holdings from Capital One Financial Corporation, where he served in a number of senior financial and planning positions with increasing responsibility, including chief financial officer of the company’s credit card division; chief planning and financial strategy officer, executive in charge of banking integration and, most recently, as financial cost executive reporting to the Chief Risk Officer.

“Miles has built and led highly quantitative, analytical finance organizations. We have asked Miles to bring to Sears Holdings this rigorous approach to testing and creating value through data-driven decisions,” said Mr. Crowley.

“I’m looking forward to making a meaningful contribution to Sears’ ongoing efforts to create a great retailer and welcome an opportunity to work with such a strong and committed team,” Mr. Reidy said.

Prior to Capital One, Mr. Reidy held a variety of financial and strategy positions at other significant financial institutions, including Chevy Chase Bank, FSB; First Commerce Corporation and Mellon Bank Corporation.

Mr. Reidy has a Masters in Economics from Carnegie Mellon University in Pittsburgh, Penn., and a Bachelors in Finance from Georgetown University.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with over $50 billion in annual revenues and approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The company is the nation’s largest provider of home services, with more than 13 million service calls made annually. For more information, visit Sears Holdings’ website at www.searsholdings.com.